AMENDED AND RESTATED SCHEDULE A

dated July 25, 2025

to the
EXPENSE LIMITATION AGREEMENT

dated June 28, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners International Quality Value Fund	Investor Institutional	0.59%	July 31, 2026
GQG Partners US Quality Value Fund	Investor Institutional	0.49%	July 31, 2026
GQG Partners Global Quality Value Fund	Investor Institutional	0.59%	July 31, 2026
GQG US Equity ETF	Not Applicable	0.49%	July 31, 2026

ACKNOWLEDGED AND ACCEPTED BY:
THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Alexander F. Smith
Name:	Alexander F. Smith
Title	Vice President & Assistant Secretary

GQG PARTNERS LLC

By:	/s/ Todd LaFountaine
Name:	Todd LaFountaine
Title:	Chief Operating Officer

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